                                                               Exhibit 99(c)(11)

           Amendment to Code of By-Laws Adopted on November 18, 1998
           ---------------------------------------------------------

          RESOLVED, that Article III, Section G of the Ninth Amended and Restated Code of By-Laws of the Company (the "By-Laws") is hereby amended to read in its entirety as follows:

          "G. Action by Written Consent. Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required."; and further

          RESOLVED, that a new Article IX be added to the By-Laws to read in its entirety as follows:

                                       "IX
                        INAPPLICABILITY OF ACQUISITION OF
                          CONTROLLING INTEREST STATUTE

          Notwithstanding any other provision in the By-Laws to the contrary, the provisions of Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes (or any successor thereto), relating to acquisitions of controlling interests in the corporation, do not apply to the corporation."; and further

          RESOLVED, that Articles IX and X of the By-Laws be redesignated as Articles X and XI, respectively.